UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2010

NAVISTAR INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-9618	36-3359573
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois	60555
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (630) 753-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 16, 2010, the Board of Directors of Navistar International Corporation (the “Company”) determined to elect Richard C. Tarapchak to the position of Vice President and Corporate Controller, and in that capacity Mr. Tarapchak will serve as the Company’s principal accounting officer. The effective date of Mr. Tarapchak’s election to Vice President and Corporate Controller is March 11, 2010. Mr. Tarapchak, age 44, previously served as Vice President – Strategic Initiatives of Navistar, Inc., the Company’s principal operating subsidiary, since 2008. Mr. Tarapchak also served as Vice President – Chief Financial Officer of the Truck Group of Navistar, Inc. from 2005 – 2008, Director – Corporate Financial Analysis of Navistar, Inc. from 2003 – 2005 and Director, Finance – Operations of Navistar, Inc. from 2000 – 2003. Mr. Tarapchak is a Certified Public Accountant and holds an MBA in Finance and Accounting from The Ohio State University. Mr. Tarapchak is not a party to any transaction with the Company or any of its subsidiaries in which he had a direct or indirect material interest requiring disclosure under this Item.

In connection with Mr. Tarapchak’s election as Vice President and Corporate Controller, the Compensation Committee of the Board of Directors of the Company approved, (i) an increase in his annual base salary to $320,000, (ii) an increase in his target annual bonus opportunity for fiscal 2010 to 55% of his salary and (iii) increased severance benefits under his Executive Severance Agreement (“ESA”) and other benefits commensurate with his new position. For further information regarding the ESA, please refer to the Form of the Amended and Restated ESA as incorporated by reference as exhibit 10.97 to the Company’s Annual Report on Form 10-K for the year ended October 31, 2009 filed with the Securities and Exchange Commission on December 21, 2009.

Mr. Tarapchak will succeed John P. Waldron, who has served as the Company’s Controller since September 2006. Mr. Waldron will be facilitating an effective transition of his responsibilities to Mr. Tarapchak through March 11, 2010 and will be leaving the Company shortly thereafter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVISTAR INTERNATIONAL CORPORATION
Registrant

Date: February 19, 2010	/s/ Andrew J. Cederoth
Andrew J. Cederoth Executive Vice President and Chief Financial Officer